Exhibit 4.1

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO THE REGISTRATION RIGHTS AGREEMENT (this “Amendment”), effective as of March 16, 2020, is by and among Charah Solutions, Inc., a Delaware corporation (the “Company”), and each of the other parties listed on the signature pages hereto (the “Holders” and, together with the Company, the “Parties”). Capitalized but otherwise undefined terms herein have the meanings given to them in the Registration Rights Agreement (as defined below).

WHEREAS, the Company and the Holders are party to that certain Registration Rights Agreement, dated June 18, 2018 (the “Registration Rights Agreement”), governing the Company’s obligations to register Registrable Securities of the Holders; and

WHEREAS, in connection with entering into that certain Series A Preferred Stock Purchase Agreement, dated as of the date hereof, by and between the Company and the purchasers party thereto pursuant to which the Company will issue shares of Series A Preferred Stock of the Company, the Company and a majority of the Holders of the Registrable Securities desire to amend the Registration Rights Agreement pursuant to Section 8(c) thereof and upon such terms as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments to Registration Rights Agreement.

a. A new definition shall be added to Section 1 of the Registration Rights Agreement to read:

“Preferred Stock” means any shares of Series A Preferred Stock of the Company, $0.01 par value per share.

b. The definition of Shares in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Shares” means (i) the shares of Common Stock held by the Holders as of the date hereof, (ii) any shares of Common Stock issued or issuable upon conversion of the Preferred Stock, and (iii) any other equity interests of the Company or equity interests in any successor of the Company issued in respect of such shares by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of the Company. For purposes of this Agreement, a Person shall be deemed to hold Shares, and such Shares shall be deemed to be in existence, whenever such Person has the right to acquire such Shares (upon conversion, exchange or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right other than vesting), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Shares.

2. Confirmation. Except as expressly modified by the terms and provisions of this Amendment, all of the terms and provisions of the Registration Rights Agreement are unchanged and continue in full force and effect and all rights, remedies, liabilities and obligations evidenced by the Registration Rights Agreement are hereby acknowledged by the Company and the Holders to be valid and in full force and effect.

3. Execution and Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Amendment and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Amendment. Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AMENDMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

COMPANY:

CHARAH SOLUTIONS, INC.

By:	/s/ Roger Shannon
Name:	Roger Shannon
Title:	Chief Financial Officer and Treasurer

Signature Page to Amendment No. 1 to the Registration Rights Agreement

HOLDERS:

BCP ENERGY SERVICES FUND, LP

By:	BCP Energy Services Fund GP, LP
Its:	General Partner

By:	BCP Energy Services Fund UGP, LLC
Its:	General Partner

By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Authorized Representative

Signature Page to Amendment No. 1 to the Registration Rights Agreement

BCP ENERGY SERVICES FUND-A, LP

By:	BCP Energy Services Fund GP, LP
Its:	General Partner

By:	BCP Energy Services Fund UGP, LLC
Its:	General Partner

By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Authorized Representative

Signature Page to Amendment No. 1 to the Registration Rights Agreement

CHARAH HOLDINGS LP

By:	Charah Holdings GP LLC
Its:	General Partner

By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Authorized Representative

Signature Page to Amendment No. 1 to the Registration Rights Agreement

CHARAH PREFERRED STOCK AGGREGATOR, LP

By:	Charah Preferred Stock Aggregator GP, LLC
Its:	General Partner

By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Authorized Representative

Signature Page to Amendment No. 1 to the Registration Rights Agreement